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                                                                    EXHIBIT 5.0

                              POLLET & RICHARDSON
                               a Law Corporation
                             10900 Wilshire Blvd.
                                   Suite 500
                         Los Angeles, California 90024
                              Tel (310) 208-1183
                              Fax (310) 208-1154


                                 July 6, 2000

Cell Robotics International, Inc.
2715 Broadbent Parkway, N.E.
Albuquerque, New Mexico 87107

      Re:    Cell Robotics International, Inc.
             Registration Statement on Form SB-2
             -----------------------------------

Ladies and Gentlemen:

      We have acted as counsel to Cell Robotics International, Inc. (the "Company") in connection with Form SB-2 Registration Statements to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 1,400,000 shares of the Company's common stock offered by the Selling Security Holders identified in the Registration Statement.

     In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

      2. The Company's authorized capital consists of fifty million (50,000,000) shares of Common Stock having a par value of $0.004 each and two million five hundred thousand (2,500,000) shares of Preferred Stock having a par value of $0.04 each.

      3. The 670,000 shares of common stock being registered for sale and offered by the Company to RCG Capital, Alan Stone & Co., Richard Goldman, Coffin Communications and Dipl. Ing. Oton Tisch will, upon the valid exercise of the stock option, warrants or conversion of the convertible secured promissory note, be lawfully and validly issued, fully paid and non-assessable shares of the Company's Common Stock. The 730,000 shares of common stock offered by the Selling Securityholders, are duly and validly authorized, legally issued, fully paid and non-assessable.


POLLET & RICHARDSON
a Law Corporation